                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information, constituting parts of this amended Registration Statement on Form N-1A, of our reports dated February 7, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report to Shareholders of Vanguard International Equity Index Fund, Inc. (comprised of the Pacific Portfolio, the European Portfolio and the Emerging Markets Portfolio). We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Philadelphia, PA

January 25, 1996